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EXHIBIT 99.1

CONTACT:
PayPal, Inc.
Julie Anderson, 888/337-3533
janderson@paypal.com

PAYPAL SETS OCTOBER 3rd FOR SPECIAL MEETING OF STOCKHOLDERS

Mountain View, August 21, 2002—PayPal, Inc. (Nasdaq: PYPL; www.paypal.com) today announced that it has set Thursday, October 3, 2002, as the date of the special meeting of stockholders of PayPal to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger among PayPal, eBay Inc. and Vaquita Acquisition Corp., dated July 7, 2002, and approve the transaction. Stockholders of record of PayPal at the close of business on August 28, 2002, the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

        The special meeting will be held at 9:00 a.m. (PST) at PayPal's former executive offices located at 1840 Embarcadero Road, Palo Alto, California.

ABOUT PAYPAL

        PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal's network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

In connection with the transaction referenced in this press release, eBay has filed a Registration Statement on Form S-4 that contains a proxy statement/prospectus with the Securities and Exchange Commission ("SEC"). The Registration Statement is not yet final and will be further amended. Investors and stockholders of PayPal are urged to read the proxy statement/prospectus and any other relevant materials filed by PayPal or eBay with the SEC because they contain, or will contain, important information about PayPal, eBay and the transaction. Investors and stockholders may obtain a free copy of the proxy statement/prospectus and other documents filed by eBay and PayPal with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the final proxy statement/prospectus, when available, and eBay's other filings with the SEC may also be obtained by directing a request to investorrelations@ebay.com. Free copies of PayPal's filings may be obtained by directing a request to investorrelations@paypal.com.

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  EXHIBIT 99.1